EXHIBIT 99.d

MH Elite Portfolio of Funds Trust

43 Highlander Drive

Scotch Plains NJ 07076

1-800-318-7969

INVESTMENT ADVISORY CONTRACT

Effective January 1, 2026

AGREEMENT, made by and between the MH Elite Portfolio of Funds Trust, a Delaware statutory trust (hereinafter called 'Fund') and MH Investment Management, Inc., a New Jersey Corporation (hereinafter called "Investment Adviser").  WITNESSETH: WHEREAS, Fund will consist of four funds, MH Elite Small Cap Fund of Funds, MH Elite Fund of Funds, MH Elite Select Portfolio of Funds and MH Elite Income Fund of Funds. Fund engages in the business of investing and reinvesting its assets and property in various mutual funds and Investment Adviser engages in the business of providing investment advisory services.

1.

The Fund hereby employs the Investment Adviser, for the period set forth in Paragraph 7 hereof, and on the terms set forth herein, to render investment advisory services to the Fund, subject to the supervision and direction of the Trustees of the Fund. The Investment Adviser will furnish each fund with investment advice and, in general, supervise the management and investment program of the funds. The Investment Adviser is required to render research, statistical and advisory services to the Fund and make specific recommendations based on each fund's principal investment strategies. The Investment Adviser hereby accepts such employment and agrees, during such period, to render the services and assume the obligations herein set forth, for the compensation provided.  The Investment Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent of the Fund.

2.

As compensation for the services to be rendered to the Fund by the Investment Adviser under the provisions of this Agreement, the Fund shall pay to the Investment Adviser an annual fee, payable monthly, of 1.00% of the daily net assets in the MH Elite Small Cap Fund of Funds, MH Elite Fund of Funds, MH Elite Select Portfolio of Funds and MH Elite Income Fund of Funds. As long as MH Investment Management, Inc. serves as the Investment Adviser to the Fund, it is the obligation of the adviser to pay all expenses incurred by the Fund other than the Investment Advisory Fees, Other Expenses of .25% as per the Administrative Services Agreement and the Acquired Fund Fees and Expenses.

3.

It is expressly understood and agreed that the services to be rendered by the Investment Adviser to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

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4.

It is understood and agreed that trustees, officers, employees, agents and shareholders of the Fund may be interested in the Investment Adviser as officers, employees, agents and shareholders, and that officers, employees, agents and shareholders of the Investment Adviser may be interested in the Fund, as trustees, officers, employees, agents and shareholders or otherwise, and that the Investment Adviser, itself, may be interested in the Fund as a shareholder or otherwise, specifically, it is understood and agreed that officers, employees, agents and shareholders of the Investment Adviser may continue as trustees, officers, employees, agents and shareholders of the Fund; that the Investment Adviser, its officers, employees, agents and shareholders may engage in other business, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, may render underwriting services to the Fund, or to any other investment company, corporation, association, form or individual. Employees, officers and agents of the Investment Adviser who are, or may in the future be, trustees and/or senior officers of the Fund shall receive no remuneration from the Fund for acting in such capacities for the Fund.  In the conduct of the respective businesses of the parties hereto and in the performance of this agreement, the Fund and Investment Adviser may share common facilities and personnel common to each.

5.

Investment Adviser shall give the Fund the benefit of its best judgment and efforts in rendering these services, and Fund agrees as an inducement to the undertaking of these services that Investment Adviser shall not be liable hereunder for any mistake of judgment or any event whatsoever, provided that nothing herein shall be deemed to protect, or purport to protect, Investment Adviser against any liability to Fund or to its security holders to which Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder, or by reason of reckless disregard of obligations and duties hereunder.

6.

Investment Adviser shall not vote proxies on behalf of the Fund.

7.

This agreement shall continue in effect until December 31, 2026, and, thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Trustees, cast in person at a meeting called for the purpose of voting on such approval, including the votes of a majority of the Trustees who are not parties to such agreement or interested persons of any such party.  This agreement may be terminated at any time upon 60 days prior written notice, without the payment of any penalty, by the Fund's Trustees or by vote of a majority of the outstanding voting securities of the Fund.  The contract will automatically terminate in the event of its assignment by the Investment Adviser (within the meaning of the Investment Company Act of 1940), which shall be deemed to include a transfer of control of the Investment Adviser.  Upon the termination of this agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination and except for the obligation of the Fund to pay to the Investment Adviser the fee provided in Paragraph 2 hereof, prorated to the date of termination.

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This Agreement shall not be assigned by the Fund without prior written consent thereto of the Investment Adviser.  This Agreement shall terminate automatically in the event of its assignment by the Investment Adviser unless an exemption from such automatic termination is granted by order or rule of The Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused their seals to be affixed and duly attested and their presence to be signed by their duly authorized officers this 12th day of November 2025.

       MH Elite Portfolio of Funds Trust       By /s/Harvey Merson_______

                                                  Harvey Merson, President

       Attest: /s/ Jeff Holcombe____________

               Jeff Holcombe, Vice- President

       MH Investment Management, Inc.          By /s/Harvey Merson_______

                                                  Harvey Merson, President

       Attest: /s/ Jeff Holcombe____________

               Jeff Holcombe, Vice-President

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